Exhibit (a)(5)(iv)

Avid Technology Announces Expiration and Final Results
of Cash Tender Offer for Any and All of its 2.00% Senior Convertible Notes due 2020

BURLINGTON, Mass., May 9, 2019, Avid® (Nasdaq: AVID) (the “Company”), today announced the expiration and final results of the Company’s previously announced cash tender offer (the “Offer”) for any and all of its outstanding 2.00% Senior Convertible Notes due 2020 (the “Notes”).

The Offer expired at 12:01 a.m., New York City time, on May 9, 2019. As of the expiration of the Offer, Notes with an aggregate principal amount of $73,986,000, representing approximately 71.93% of the outstanding Notes, were validly tendered and not validly withdrawn pursuant to the Offer. The Company has accepted for purchase all Notes that were validly tendered and not validly withdrawn pursuant to the Offer at the expiration of the Offer at a purchase price equal to $982.50 per $1,000 principal amount of Notes (plus accrued and unpaid interest on such notes, up to but not including the settlement date). The Company expects to settle the Offer on May 13, 2019.

After settlement, Notes with an aggregate principal amount of approximately $28,867,000 will remain outstanding.

“We are pleased with the results of the Offer as 71.93% of the outstanding Notes were tendered for purchase,” commented Ken Gayron, Executive Vice President and Chief Financial Officer of Avid.  Mr. Gayron continued “The Notes not tendered, amounting to an aggregate principal amount of $28,867,000, will continue to accrue interest at 2% and will be convertible into shares or cash, at Avid’s option, currently at a conversion price of $21.94 per share. The remaining Notes mature on June 15, 2020 and, given our cash position plus our undrawn revolver of approximately $78,000,000 at quarter end along with our forecasted free cash flow for the remainder of 2019, Avid expects to have sufficient resources to repay the Notes.”

Jefferies LLC acted as dealer manager for the Offer and Global Bondholder Services Corporation served as the tender and information agent for the Offer.

This press release is for informational purposes only and is not an offer to sell or purchase, the solicitation of an offer to sell or purchase or the solicitation of consents with respect to any securities discussed herein.

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “hope,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of the Company’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. The Company believes this press release should be read in conjunction with all of its filings with the SEC and cautions its readers that these forward looking statements are subject to certain events, risks, uncertainties, and other factors. Although the Company believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this press release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the SEC, including its Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. All of the forward-looking statements contained herein speak only as of the date of this press release.

About Avid

Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, FastServe®, Maestro™, and PlayMaker™.

© 2019 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, NewsCutter, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Investor Contact:
Whit Rappole
Avid
ir@avid.com
(978) 275-2032

PR Contact:
Jim Sheehan
Avid
jim.sheehan@avid.com
(978) 640-3152

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